Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO PLURISTEM THERAPEUTICS INC. IF PUBLICLY DISCLOSED. OMISSIONS ARE DENOTED IN BRACKETS WITH ASTERISKS THROUGHOUT THIS EXHIBIT.

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is entered into on January 5, 2022, by and among Tnuva Food-Tech Incubator (2019), Limited Partnership, Reg. No. 540287620 with a registered address at 21 Yagia Kapayim Street, Kiryat Arie, POB 300, Petah Tikva, 4910201, Israel (the “Investor”), on the one side, and Plurinuva Ltd., a company incorporated in Israel, Reg. No. 516502556 with a registered address at M.T.M – Scientific Industries Centre, building 5, Haifa 3508409, Israel (the “Company”) and Pluristem Ltd., a company incorporated in Israel, Reg. No. 513371666 with a registered address at M.T.M – Scientific Industries Centre, building 5, Haifa 3508409, Israel (“Pluristem”), on the other side.

WHEREAS Pluristem has developed and holds proprietary technology and know-how that can be used, inter-alia, in the Field of License (as defined below);

WHEREAS Pluristem is wholly owned by Pluristem Therapeutics, Inc., traded in NASDAQ and the Tel Aviv Stock Exchange (“Parent”);

WHEREAS On November 29, 2021, Pluristem has incorporated the Company as a limited liability wholly owned subsidiary of Pluristem, which is intended to be engaged in the development, manufacturing and commercialization of technology, know-how and products that will be based on the Licensed IP (as defined below) and Licensor Improvements (as such term is defined in the License Agreement), limited however to the Field of License, all as further set forth in the Ancillary Documents (as defined below);

WHEREAS immediately prior to the Closing (as defined below) and subject thereto, Pluristem and the Company shall enter into the License Agreement (as defined below), under which Pluristem shall license to the Company the Licensed IP, limited to the Field of License, all as further set forth in, and subject to the terms and conditions of the License Agreement; and

WHEREAS recognizing the strategic importance and significant added value of the Investor and its Affiliates (as defined below) to the Company’s contemplated business, R&D efforts and commercialization, due to their extensive experience and knowledge in the full food value chain, relevant regulation and other aspects of the industry – the parties have agreed that the Investor subscribe for and purchase from the Company the Issued Shares (as defined below), and that the Company will issue and allot to the Investor the Issued Shares, and that the Investor receive from the Company the First Warrant and under certain circumstances also the Second Warrant (as both are defined below) for additional investments by the Investor in the Company, all subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of their mutual and respective undertakings and covenants herein contained, the parties hereto hereby agree as follows:

1	Definitions; Interpretation

1.1	Definitions. The following terms, as used herein, have the following meanings:

1.1.1	“Affiliate” of an entity means (i) with respect to the Investor - Tnuva Food Industries – Agricultural Cooperative in Israel Ltd. (“Tnuva Parent”) and any Person Controlled by Tnuva Parent, directly or indirectly, (ii) with respect to Pluristem or the Company, Parent and any Person Controlled by Parent, and (iii) with respect to any other Person - any Person Controlled by, Controlling or under common Control with such entity, directly or indirectly.

1.1.2	“Ancillary Documents” means the License Agreement, Pluristem Services Agreement, Amended Articles, Warrants, Additional Director Option and the principles of Commercialization Agreement attached hereto as Schedule 6.2 (and, when executed in accordance with the provisions hereof, the Commercialization Agreement shall also become part of the Ancillary Documents).

1.1.3	“Control” means the effective ability to control the operations of an entity or the possession, directly or indirectly, of 50% or more of the voting power or the right to appoint 50% or more of the members of the board of directors or equivalent body of such entity.

1.1.4	“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, restriction, option, warrant, right of first refusal, preemptive right, call right, or security interest of any nature (including any restriction on the voting of any security (including voting trust and voting agreement), any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, whether arising by contract or by operation of law, any assignment of the right to receive dividends or distribution of capital or assets upon liquidation, any power of attorney allowing the exercise of any right in any share, or any option or other right to acquire any share including by way of exchange or conversion.

1.1.5	“Field of License” has the meaning ascribed to it in the License Agreement.

1.1.6	“Fully Diluted Basis” means, assuming the exercise, conversion or exchange of all outstanding options, warrants and rights to exercise, convert or exchange any securities of the Company into Ordinary Shares of the Company.

1.1.7	“Governmental Agency” means any national, state, municipal, local or foreign government, any instrumentality, subdivision, court or other judicial authority, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or quasi-judicial or private body exercising any tax, regulatory, judicial or governmental authority, including without limitation the Israeli Innovation Authority (“IIA”).

1.1.8	“Intellectual Property” means any and all intellectual and industrial property rights, of all types or nature whatsoever, including without limitation: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice), including but not limited to any reissues, continuations, continuations-in-part, divisions, revisions, extensions or reexaminations thereof; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) computer software, programs, flow charts, programmers’ notes, data and documentation; (v) trade secrets, confidential business information, database rights, inventions and know-how (including but not limited to ideas, formulae, compositions, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and accounting data and related information); (vi) registrations, applications and renewals for any of the foregoing; and (vii) any other proprietary rights relating to any of the foregoing (including without limitation moral rights or similar rights and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions) – all of the foregoing whether or not registered or capable of registration, and whether subsisting in any specific country or countries or any other part of the world.

1.1.9	“Law” means any applicable local or foreign law, statute or ordinance, or any rule or regulation of any Governmental Agency, including without limitation the rules and regulations of the IIA, NASDAQ and the Tel Aviv Stock Exchange (“TASE”).

1.1.10	“Permits” means licenses, permits, authorizations, certifications, registrations, clearances, consents and approvals of any Governmental Agency.

1.1.11	“Person” means any individual, entity, partnership, trust, company or governmental body or other body (whether incorporated or unincorporated).

1.1.12	“Ordinary Shares” means the Ordinary Shares, par value NIS 0.01 per share, of the Company.

1.2	Interpretation. The Recitals, Exhibits and Schedules hereto consist an integral part hereof. The headings of the Sections and Subsections of this Agreement and titles and subtitles used in this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

2	Issue and Purchase of Shares; Purchase Price; Closing

2.1	Issue and Purchase. Subject to the terms and conditions hereof, at and subject to the Closing, the Company shall issue and allot to the Investor, and the Investor shall subscribe for and purchase from the Company, free and clear of any Encumbrances, 187,500 Ordinary Shares (the “Issued Shares”), which will constitute upon their issuance 15.79% of the share capital of the Company (not taking into account the reservation of Ordinary Shares under the ESOP Reservation as set forth in Section 6.3), reflecting a pre-money valuation of the Company of US$40,000,000.

2.2	Purchase Price. In consideration of the Issued Shares, the Investor shall pay to the Company at and subject to the Closing the total purchase price of US$7,500,000 (seven million and five hundred thousand US dollars) (the “Purchase Price”) in immediately available funds by wire transfer to the bank account of the Company the details of which will be provided in writing to the Investor prior to or at the Closing.

2.3	Closing. The issuance and allotment of the Issued Shares, and the subscription and purchase thereof by the Investor and the registration of the Issued Shares in the name of the Investor in the register of shareholders of the Company, shall take place by email exchanges or a meeting of the representatives of the parties as soon as practicable, but in any event not more than 10 days, after the conditions set forth in Section 3 have been met or waived in writing by the relevant party, unless agreed otherwise in writing by the parties (the “Closing”).

2.4	Transactions at Closing. At the Closing (or immediately prior thereto as specified below), the following transactions shall occur simultaneously:

2.4.1	Pluristem shall deliver to the Investor a resolution of the board of directors of Pluristem in the form of Schedule 2.4.1, approving the execution, delivery and performance by Pluristem of this Agreement and each of the Ancillary Documents to which Pluristem is a party.

2.4.2	The Company shall deliver to the Investor the following documents:

2.4.2.1	a unanimous resolution of the board of directors of the Company in the form of Schedule 2.4.2.1, approving: (i) the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Documents; (ii) the issuance and allotment of the Issued Shares to the Investor and entering the name of the Investor as the sole holder of the Issued Shares in the shareholders register of the Company and the delivery to the Investor of an executed share certificate reflecting the Issued Shares in the name of the Investor; (iii) the grant of the First Warrant and the future grant of the Second Warrant to be granted upon fulfillment of the conditions set forth in such Second Warrant (as both terms are defined in Section 2.4.3) to the Investor and the issuance and allotment to the Investor of the shares underlying the Warrants upon their exercise (if exercised) (the “Warrant Shares”); (iv) the grant of the Additional Director Option to the Investor; (v) approving the Budget and Development Plan (as defined in Section 6.1; and (vi) amending the Company’s signatory rights as of the Closing pursuant to Section 6.4;

2.4.2.2	a resolution of Pluristem as the sole shareholder of the Company in the form of Schedule 2.4.2.2A (i) approving the replacement of the Company’s Existing Articles (as defined below) with the Amended and Restated Articles of Association in the form of Schedule 2.4.2.2B (the “Amended Articles”); and (ii) containing a waiver by Pluristem of any rights of first refusal, preemption rights or other rights it may have under the Articles of Association of the Company or by Law in connection with the issuance of the Issued Shares, the grant of the First Warrant and (if applicable) the Second Warrant and the issuance of the Warrant Shares upon exercise of the Warrants (if exercised);

2.4.2.3	an updated shareholders register of the Company, as of the Closing, showing the Investor as the sole holder of the Issued Shares, and validly executed share certificate reflecting the Issued Shares in the name of the Investor in the form of Schedule 2.4.2.3A and Schedule 2.4.2.3B, respectively;

2.4.2.4	the applicable forms duly executed, notifying the Registrar of Companies in Israel of the issuance and allotment of the Issued Shares to the Investor and the appointment to the board of directors of the director appointed by the Investor; and

2.4.2.5	legal opinions signed by Pluristem’s in-house legal counsel and the Company’s legal counsel in the form of Schedule 2.4.2.5A and Schedule 2.4.2.5B, respectively.

2.4.3	The Company shall deliver to the Investor a duly executed warrant in the form of Schedules 2.4.3A (the “First Warrant”), and a second warrant in the agreed form attached as Schedule 2.4.3B will be issued by the Company to the Investor (for the avoidance of doubt, following the Closing and not as a deliverable required hereunder) in accordance with the terms and conditions specified therein (the “Second Warrant”, respectively, and jointly, the “Warrants”).

2.4.4	Immediately prior to the Closing, Pluristem and the Company shall execute and deliver the License Agreement in the form of Schedule 2.4.4 (the “License Agreement”).

2.4.5	Pluristem and the Company shall execute and deliver the Services Agreement in the form of Schedule 2.4.5 (the “Pluristem Services Agreement”).

2.4.6	Pluristem, the Company and the Investor shall execute and deliver the Additional Director Option in the form of Schedule 2.4.6 (the “Additional Director Option”).

2.4.7	The Investor shall pay the Purchase Price to the Company by wire transfer, as set forth in Section 2.2.

2.5	Simultaneous Transactions. The transactions described above shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered.

3	Conditions to Closing

The parties’ obligation to consummate the transactions contemplated hereby at the Closing is subject to the satisfaction and fulfillment, prior to or at the Closing, of each of the following conditions precedent (any or all of which may be waived in writing, in whole or in part, by the applicable party at its sole discretion). The parties will act in good faith and make their best commercial efforts at all times to fulfill the conditions below.

3.1	Conditions on the Investor’s obligation to consummate the Closing:

3.1.1	The IIA shall have provided a written approval in substantially the form and substance as requested in the application to the IIA to be filed immediately following the execution of this Agreement in the form attached hereto as Schedule 3.1.1 (or otherwise acceptable to each of the parties) (the “IIA Approval”).

3.1.2	The Warranties set forth in Section 4 shall be true and correct in all material respects when made and as of the date of the Closing.

3.1.3	All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company and Pluristem prior to the Closing shall have been performed or complied with by the Company or Pluristem, as the case may be, in all material respects prior to or at the Closing.

3.1.4	The Company and Pluristem shall have obtained all consents and approvals necessary or required lawfully for the consummation of the transactions contemplated hereby, to the extent any are needed.

3.1.5	There shall be no legal action, suit, claim or proceeding, (specifically excluding office actions or oppositions made in the ordinary course of business of Pluristem at or prior to the Closing date), of any kind whether pending or threatened against the Company or Pluristem, that could have a direct effect on, and reasonably be expected to, jeopardize the transactions contemplated hereunder or that otherwise affects or might affect the Licensed IP.

3.1.6	No event, change or effect has occurred, prior to or at the Closing, that is or that could reasonably become materially adverse to the condition (financial or otherwise), properties, assets, Intellectual Property (including without limitation the Licensed IP), liabilities, business, operations, results of operation or prospects of the Company or Pluristem or Parent (a “Material Adverse Effect"). Without derogating from the foregoing, Pluristem and the Company shall promptly advise the Investor in writing of any event which the Company or Pluristem become aware of, affecting or that is reasonably likely to have a Material Adverse Effect on the business or assets or rights of the Company or of Pluristem or Parent.

3.2	Conditions on the Company’s and Pluristem’s obligation to consummate the Closing:

3.2.1	The IIA Approval shall have been obtained.

3.2.2	The Investor’s representations and warranties set forth in Section 5 shall be true and correct in all material respects when made and as of the date of the Closing.

3.2.3	All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by the Investor prior to the Closing shall have been performed or complied with by the Investor in all material respects prior to or at the Closing.

3.2.4	There shall be no legal action, suit, claim or proceeding of any kind whether pending or threatened against the Investor, that could have a direct effect on and reasonably be expected to jeopardize the transactions contemplated hereunder.

4	Representations and Warranties of Company and Pluristem

The Company and Pluristem, jointly and severally (but subject at all times to Section 7.5), hereby represent and warrant to the Investor, that the representations and warranties set forth below in this Section 4, when taken together with the information set forth on the Disclosure Schedule attached hereto as Schedule 4 (“Disclosure Schedule”), which information shall be deemed to be part of the representations and warranties made hereunder, are true and correct as at the date hereof and at the Closing, except, in each case, as to such representations and warranties that address matters as of a particular date, which are true, correct and complete only as of such date, and acknowledge that the Investor is entering into this Agreement in reliance thereon (the “Warranties”).

The Warranties shall not be limited or otherwise affected or reduced by, any information furnished verbally or in writing to the Investor or any of its representatives which is not contained in a Schedule or Exhibit to this Agreement, or by any investigation made by or the knowledge of the Investor or any of its representatives.

The term “knowledge” as relates to the Company means the knowledge of any of the Company’s officers, directors or management personnel, as such are or were at the relevant time, and as relates to Pluristem means the knowledge of any of the following individuals: Pluristem’s Executive Chairman of the Board, CEO, CFO, Head of Legal, VP of Development and Operations and VP of Research and IP - as such are or were at the relevant time. Similar expressions, such as “awareness” shall be construed accordingly.

Any reference to the Affiliates of Pluristem under this Section 4 shall mean Pluristem and any other subsidiaries Controlled by Parent.

4.1	Organization and Existence; Articles. Each of the Company and Pluristem is duly organized, validly existing and in good standing under the laws of Israel, and has all requisite corporate power and authority to carry on its business as now conducted and as presently contemplated to be conducted. The Articles of Association of the Company attached hereto as Schedule 4.1 are a true and correct copy of the Articles of Association of the Company as of the date hereof and immediately prior to the Closing (the “Existing Articles”).

4.2	Corporate Authorization; Enforceability. The execution and delivery by the Company and Pluristem of this Agreement and each of the Ancillary Documents to which they are a party, and the consummation and performance by them of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on their part. The Company and Pluristem have the full power and authority to execute and perform this Agreement and each of the Ancillary Documents to which they are a party. This Agreement and each of the Ancillary Documents, as applicable, constitutes the valid and binding obligations of the Company and Pluristem, enforceable against them in accordance with their terms.

4.3	No Violation; Consents and Approvals. The execution and performance by the Company and Pluristem of this Agreement and each of the Ancillary Documents to which they are a party: (A) do not and will not violate, conflict with, result in a breach of or constitute a default under or result in the creation of any Encumbrance under (a) the Existing Articles or the Amended Articles, (b) any agreement, contract, license, instrument, lease or other obligation to which the Company or Pluristem is a party or by which it is bound, (c) any judgment, order, decree, ruling or injunction, or (d) any Law; and (B) except as specified under Schedule 4.3(B) to the Disclosure Schedule do not require the consent or approval of any Person or any registration or filings with, notices to, or Permit of any third party (including any Governmental Agency or other Person), which consent, approval, registration or filing has not been obtained or made prior to the date hereof or shall not be obtained or made prior to the Closing.

4.4	Capitalization. The authorized share capital of the Company immediately following the Closing will be 10,000,000 Ordinary Shares, par value NIS 0.01 per share, of which 1,000,000 shares will be issued and outstanding. The capitalization table attached as Schedule 4.4 truly and correctly reflects the shareholding in the Company on a Fully Diluted Basis as of immediately prior to the Closing and immediately following the Closing (taking into account also the reservation of shares for the ESOP Reservation under Section 6.3). Except for the Issued Shares to be issued under this Agreement and as noted in the capitalization table, and except for (i) the Warrants; and (ii) as set forth in the Amended Articles, there are no other share capital, preemptive rights, convertible securities, options, warrants, Encumbrances or other rights or promises to subscribe for, purchase or acquire from the Company or Pluristem any shares or any securities convertible into, or exchangeable for, or evidencing the right to subscribe for, any shares of the Company, and there are no contracts or binding commitments for any of the above. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its shares or any warrants, options or other rights to acquire its shares, and none of its shares are dormant (as such term is defined in the Israeli Companies Law 1999). All of the issued and outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable and shall have immediately following the Closing the rights, preferences, privileges, and restrictions set forth in the Amended Articles. Other than as set forth in the Amended Articles, the authorized but unissued share capital of the Company is not subject to any Encumbrance.

4.5	Valid Issuance of Shares; Ownership of Shares. The Issued Shares, when issued and allotted to the Investor in accordance with the terms of this Agreement for the Purchase Price, and the Warrant Shares will be upon exercise of the Warrants (in whole or in part) for the exercise price thereof, duly authorized, validly issued, fully paid and non-assessable, and their issuance will be free of any Encumbrances. The rights, privileges and preferences of the Issued Shares are as stated in the Amended Articles.

4.6	Company Compliance. The Company is not in violation of (i) the terms of the Existing Articles, (ii) any agreement, contract, license, instrument, lease or other obligation to which it is party or by which it is bound, (iii) any judgment, order, decree, ruling or injunction, or (iv) any Law. Other than as set forth in Schedule 4.6, as of the Closing, the Company is not required under Law to hold any Permits or to make any filings with, or notifications to, any Governmental Agencies, other than in connection with the IIA Approval (all communication with whom has been coordinated with and made in full transparency to the Investor).

4.7	No Conduct of Business. The Company does not and has not in the past traded or conducted any business. Except as set forth in Schedule 4.7, as of immediately prior to Closing, other than this Agreement and the Ancillary Documents and as set forth hereunder and thereunder, or in connection with its incorporation and corporate status: (i) the Company is not a party to any agreements, contracts or arrangements, oral or written, (ii) the Company has no employees; (ii) the Company has no subsidiaries; (iv) the Company did not receive any Grants and Benefits (as defined below), and (v) the Company does not have any assets, rights, debts, liabilities, commitments or obligations of any kind, including without limitation any tax liabilities.

4.8	Company Directors and Officers. As of immediately prior to the Closing, the directors and officers of the Company will be as set forth on Schedule 4.8. Other than as set forth in Schedule 4.7, there are no agreements, commitments or understandings, whether written or oral, with respect to any compensation to be provided to any of the Company’s directors or officers.

4.9	Intellectual Property.

4.9.1	No Intellectual Property is owned by or licensed to any Affiliates of Pluristem (to clarify, including without limitation Parent and any direct or indirect subsidiaries of Parent, excluding the Company), and all Intellectual Property which is used or contemplated to be used by Pluristem or any of its Affiliates in their existing or currently contemplated business (including the Licensed IP) is owned by or licensed (by third parties) to Pluristem.

4.9.2	Schedule 4.9.2A contains a true and accurate (within the level of description) description of all Intellectual Property licensed to the Company by Pluristem (the “Licensed IP”). The Licensed IP constitutes all Intellectual Property owned by Pluristem and which is relevant to and required for the Company’s business as contemplated to be conducted under the Ancillary Documents. Pluristem does not license from any third party any Intellectual Property that is included in the Licensed IP.

4.9.3	Except as detailed in the License Agreement and in Schedule 4.10 hereto, Pluristem is the true, lawful, and sole and exclusive owner of all of the Licensed IP and has valid title in and to all of the Licensed IP, free and clear of any Encumbrances and/or third party rights of any kind and has no outstanding debts or financial liabilities to any Person in connection with the Licensed IP except to the IIA as set forth in Section 4.10or which are not reasonably expected to jeopardize the transactions contemplated hereunder and under the Ancillary Documents. Other than as set forth in the License Agreement, the licensing of the Licensed IP to the Company under the License Agreement does not require the consent of any Person and does not infringe any Intellectual Property or other rights of any Person.

4.9.4	The Licensed IP does not infringe, violate or conflict (except in regards to office actions or oppositions made in the ordinary course of business of Pluristem, all of which (in this Section 4.9.4 and in any other reference in this Agreement to office actions and oppositions) are either online or were delivered to the Investor’s representatives prior to the date hereof) with any Intellectual Property of any other Person in a manner that could affect Pluristem’s ability to grant the license to the Licensed IP, including any present or former employees or consultants of Pluristem or any of its Affiliates.

All current and former employees and consultants of Pluristem and its Affiliates involved in the development of the Licensed IP have entered into written agreements with Pluristem or any such Affiliate, assigning to Pluristem all rights in such Intellectual Property developed in the course of their employment by or service to Pluristem or its Affiliates, and each of Pluristem’s employees and other Persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed such Intellectual Property consisting part of the Licensed IP, or who has knowledge of or access to information about such Intellectual Property, have entered into a customary written non-disclosure agreement with Pluristem or the applicable Affiliate.

4.9.5	Except in regards to office actions or oppositions made in the ordinary course of business of Pluristem, no claims with respect to the Licensed IP have been asserted or, to Pluristem’s or the Company’s knowledge, are threatened, by any Person, and there is no basis for such claims , including without limitation: (i) to the effect that the design, development, manufacture, sale, licensing or use of the Licensed IP or any product or service provided or contemplated by Pluristem and/or its Affiliates on the basis of the Licensed IP infringes any copyright, patent, trade secret or other Intellectual Property right of any Person, (ii) challenging the ownership of any of the Licensed IP or the validity or effectiveness of any Intellectual Property right therein, and/or (iii) that any Person other than Pluristem has any ownership or economic interest in any of the Licensed IP, all in a manner that could affect Pluristem’s ability to grant the license to the Licensed IP.

4.9.6	A complete and accurate list of all registered and pending patents, whether in the form of utility patents or design patents, and of all trademarks and designs, which are included in the Licensed IP, and all pending applications therefor, is set forth in Schedule 4.9.6. Pluristem has complied in all material respects with the requirements of, and has timely filed all documentation required in dealing with, and has timely paid all required payments in respect of, all patents and patent applications to any patent office or registry in which its patent applications were filed; and all patents, and applications for the same listed in such Schedule 4.9.6 are in effect, and, to Pluristem’s knowledge other than in regards to office actions or oppositions made in the ordinary course of business of Pluristem, there is no prior art, prior use or any other claim which would prevent Pluristem from receiving useful protection for such patents, and applications for the same; all of the foregoing, to the extent applicable to the Licensed IP only.

4.9.7	To Pluristem’s knowledge, other than in regards to office actions or oppositions made in the ordinary course of business of Pluristem, none of the Licensed IP is the subject of any interference, opposition, reissue, reexamination, or other proceeding, and no proceeding has been pending or, to the knowledge of Pluristem, threatened, in which the scope, validity, or enforceability of any Licensed IP is being, has been, or could reasonably be expected to be contested or challenged.

4.9.8	Other than in connection with the IIA as set forth in Section 3.1.1: (i) there are no outstanding options, licenses, or agreements of any kind relating to the Licensed IP that could affect Pluristem’s ability to, or which conflict with the, grant the license to the Licensed IP and (ii) other than as set forth in Schedules 4.9.8 and 4.10, neither the Company nor Pluristem nor any of their Affiliates (including without limitation Parent) is obligated, under contract or by law, to pay any compensation or royalties to any third party in respect of the use, transfer or sale of any portion of the Licensed IP. Neither the Company nor Pluristem nor any of their Affiliates (including without limitation Parent) has granted to or assigned to any other Person any right to develop, manufacture or sell products or proposed products or services in the Field of License or which conflict the provision of the license pursuant to the License Agreement, that incorporate or are based on any part of the Licensed IP or that otherwise relate to the Licensed IP or any part of it.

4.9.9	Pluristem has taken at all times security measures to protect the confidentiality and value of the Licensed IP, which measures are no less than reasonable and customary in the relevant industry.

4.9.10	To Pluristem’s knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Licensed IP.

4.9.11	Except as set forth on Schedule 4.9.11, neither Pluristem nor any former or present employee or consultant of Pluristem or its Affiliates, has used, modified, distributed, or embedded into or otherwise combined with Pluristem’s products or technology or any part of the Licensed IP, nor is any of the Licensed IP subject to the provisions of any license for, any open source, copy left or community source code, including but not limited to any GNU or GPL libraries or code or other software that is distributed as “open source software” or “free software” or under similar licensing or distribution terms (“Open Source Software”) that: (A) could create, or purport to create, obligations with respect to the use or distribution of any Licensed IP or Company or Pluristem products or a derivative work thereof, including but not limited to obligations regarding the disclosure or distribution of source code for the Company’s or Pluristem’s products, requiring to license Licensed IP or any portion thereof for the purpose of making modifications or derivative works, requiring the distribution of Licensed IP or any portion thereof without charge or permit any person to decompile, disassemble, or otherwise reverse-engineer any Licensed IP; (B) grant, or purport to grant, to any third party any rights or immunities under the Licensed IP; or (C) otherwise impose a limitation, restriction or condition on the right of the Company or Pluristem to use the Licensed IP or distribute its products or any portion thereof.

4.10	Grants and Benefits.

4.10.1	Schedule 4.10 includes a complete list and material details of all grants, loans, tax relief, funding, facilities or resources or other benefits received by Pluristem and/or its Affiliates from Israeli and non-Israeli Governmental Agencies or academic or research institutions which is related directly or indirectly to the Licensed IP (whether on a stand-alone basis or as part of or in combination with other Intellectual Property) (collectively, the “Grants and Benefits”), specifically excluding use of facilities and resources based on ordinary course agreements which do not provide the grantor any rights or benefits in or to the Licensed IP (the “Permitted Use”). Other than the Grants and Benefits and for Permitted Use, no funding, facilities or resources of any Governmental Agency or academic or research institutions was used in the development of the Licensed IP and no Person participating in the conception, reduction to practice, development, invention, discovery or design of any items included in the Licensed IP has used any facilities, received any remuneration from, or was concurrently employed by, any academic or research institution or Governmental Agency while so participating in the conception, reduction to practice, development, invention, discovery or design of any items included in the Licensed IP. Other than as set forth on Schedule 4.10, no Governmental Agency or academic or research institutions have any rights whatsoever in the Licensed IP, including any rights to receive payments whether by royalty or otherwise in connection with the Licensed IP.

4.10.2	Pluristem and its Affiliates are in compliance with all provisions, terms and conditions applicable to the Grants and Benefits, including, without limitation, the timely filing of all reports and requests, and the application for and obtainment of all consents and approvals, required to be filed, applied for or obtained, as applicable, under any of the foregoing or under any Law.

4.10.3	Without derogating from the foregoing, Pluristem and its Affiliates do not manufacture outside of Israel, have not stated to the IIA that they will do so and have not submitted any request to the IIA for permission to do so, to the extent related to the Licensed IP. Pluristem and its Affiliates have not transferred, in any manner, any IIA-funded Intellectual Property which is related to the Licensed IP outside of Israel, and have not submitted any request to the IIA for permission to do so.

4.10.4	Pluristem has made available to the Investor, prior to the date hereof, correct and complete copies of all material documents evidencing the Grants and Benefits submitted or received by Pluristem and its Affiliates and related letters of approval, and supplements thereto, granted to Pluristem and any other applicable correspondence; all the foregoing in connection with the Licensed IP. Without limiting the generality of the above, Schedule 4.10 includes all information regarding (a) the amounts of each of such Grants and Benefits, (b) the outstanding obligations of Pluristem and its Affiliates under such Grants and Benefits with respect to royalties or other repayment schedule applicable to such Grants and Benefits, and (c) any outstanding amounts to be paid by the IIA or any other applicable Governmental Agency which is related to the Licensed IP to Pluristem or its Affiliates.

4.10.5	Pluristem has no knowledge of any event or other set of circumstances that are reasonably likely to lead to the revocation or modification of any of the Grants and Benefits.

4.11	Litigation. There is no (and to Pluristem’s and the Company’s knowledge threatened) claim, action, suit, arbitration, or, to their knowledge, investigation, proceeding, complaint or charge, pending, against the Company or any of its properties or assets, or any officer, director or employee. To Pluristem’s and the Company’s knowledge, none of its officers, directors, consultants or employees, in their capacity as such, is a party to or is named in any order, writ, injunction, judgment or decree of any Governmental Agency.

4.12	Employees and Service Providers. The following representations and warranties refer only to Pluristem’s employees, consultants and service providers who will provide services to the Company under the Pluristem Services Agreement (collectively, the “Services Agreement Providers”):

4.12.1	All of the Services Agreement Providers have executed employment, consultancy or service agreements (as applicable) with Pluristem. The employment agreements of any Services Agreement Providers who are employed by Pluristem are materially in the template form delivered to the Investor prior to the date of this Agreement.

4.12.2	Pluristem is materially in compliance with all applicable Law in connection with engagement with the Services Agreement Providers, and is not delinquent in payments or contributions to or for the benefit of any of the Services Agreement Providers, for any wages, salaries, fees, commissions, bonuses, tax withholding, managers insurance funds, vocational study funds, pension funds, severance pay accrual or other direct compensation for any services performed for it or amounts required to be reimbursed to such Services Agreement Providers. To Pluristem’s knowledge, no Services Agreement Provider is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such Services Agreement Provider to be employed by, or to contract with, Pluristem or to provide the services to the Company under the Pluristem Services Agreement; and the continued employment or engagement by Pluristem of the Services Agreement Providers will not result in any such violation. To Pluristem’s knowledge, no Services Agreement Provider who is deemed as key employee in Pluristem intends to terminate his, her or its employment or engagement with Pluristem. To Pluristem’s knowledge, none of the Services Agreement Providers who is deemed as key employee in Pluristem is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any judicial authority or Governmental Agency, that would materially interfere with such Services Agreement Provider’s ability to provide the services as a Service Agreement Provider.

4.13	Insurance. Pluristem holds the insurance policies set forth in Schedule 4.13, all of which are valid and effective.

4.14	No Corrupt Practices. Neither Pluristem nor, to Pluristem’s knowledge, any officer, director, employee or agent purporting to act on its behalf has, directly or indirectly: (i) made, offered to make, provided or paid any unlawful contributions, gifts, entertainment or other unlawful expenses to any local or foreign official, political party or official thereof or candidate for political office, or failed to disclose fully any such contributions in violation of any applicable laws; (ii) made, or offered to make, any unlawful payment to any local, state, federal or any other type of governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or allowed by applicable laws (including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended); (iii) made, or offered to make, any unlawful payment to any agent, employee, officer or director of any entity with which Pluristem does business for the purpose of influencing such agent, employee, officer or director to do business with Pluristem; (iv) engaged in any transactions, maintained any bank account or used any corporate funds, except in all material respects, in accordance with applicable financial recordkeeping, reporting and internal control requirements; or (v) made, or offered to make, any payment in the nature of criminal bribery. Neither Pluristem, nor, to Pluristem’s knowledge, any of its officers, directors or employees, present or past, in their capacity as such, are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to any anti-corruption laws.

4.15	Solvency and Compliance.

4.15.1	No order or application has been made or resolution passed for the winding up of the Company or Pluristem or for the appointment of a liquidator to the Company or Pluristem or for an administration order in respect of the Company or Pluristem. No receiver, trustee or administrator has been appointed of the whole or part of the Company’s or Pluristem’s business or assets nor has the Company or Pluristem applied for or consented to such appointment. No voluntary arrangement has been proposed in respect of the Company or Pluristem. No compromise or arrangement with creditors has been proposed, agreed to or sanctioned in respect of the Company or Pluristem. Neither the Company nor Pluristem is insolvent or unable to pay its debts, or stopped paying its debts as they fall due, or has admitted its inability to pay its debts. There is no unsatisfied judgment or court order outstanding against the Company or Pluristem. Neither the Company nor Pluristem has suffered any equivalent or analogous proceedings or orders to any of those described in this Section 4.15.1 under the law of any jurisdiction in which the Company or Pluristem carries on business or have assets.

4.15.2	Pluristem has no liabilities, claims or obligations of any nature (including without limitation tax liabilities), whether accrued, absolute, contingent, anticipated, or otherwise, whether due or to become due, that Pluristem cannot pay when due and which are or could reasonably be expected to jeopardize the transactions contemplated hereunder and under the Ancillary Documents or that otherwise affects or might affect the Licensed IP.

4.15.3	With respect to the Licensed IP: (i) Pluristem has complied with and is in compliance with all terms and conditions of each applicable Permit and with any Law; (ii) Pluristem is in compliance with all applicable reporting requirements under such applicable Permits and Laws, including applicable adverse event reporting requirements; and (iii) Pluristem has not received any notice or other communication from any Governmental Agency alleging any breach of the Permits or violation of any Law.

4.16	Disclosure. No representation or warranty of the Company or Pluristem contained in this Agreement, and no certificate furnished or to be furnished to the Investor at the Closing, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no fact within the knowledge of the Company or Pluristem which has not been disclosed herein and which has or may have a Material Adverse Effect on the Company or on Pluristem. Except for the representations specifically provided herein by the Company and Pluristem, the Company and Pluristem are not making any additional representations or warranties to the Investor in connection with the transactions contemplated hereunder.

5	Representations and Warranties of Investor

The Investor represents and warrants to the Company and Pluristem the following to be true and correct as at the date hereof and at the Closing, except as otherwise specifically indicated below:

5.1	Organization and Existence. The Investor is a limited partnership duly incorporated and registered and validly existing under the laws of the State of Israel, is Controlled and fully owned (whether directly or indirectly) by Tnuva Parent, and has all corporate powers and authorizations, consents and approvals required to carry on its business as now conducted.

5.2	Corporate Authorization; Enforceability. The execution and delivery by the Investor of this Agreement and each of the Ancillary Documents to which it is a party, and the consummation and performance by it of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on its part. The Investor has the full power and authority to execute and perform this Agreement and each of the Ancillary Documents to which it is a party. This Agreement and each of the Ancillary Documents to which it is a party, as applicable, constitutes the valid and binding obligation of the Investor, enforceable against it in accordance with its terms.

5.3	No Violation; Consents and Approvals. The execution and performance by the Investor of this Agreement and each of the Ancillary Documents to which it is a party: (A) does not violate, conflict with, or result in a breach or violation of or constitute a default under (a) any agreement, contract, license, instrument, lease or other obligation to which the Investor is a party or by which it is bound, (b) any judgment, order, decree, ruling or injunction, (c) any Law applying to it, or (d) as at the Closing, any of its corporate documents (and the Investor undertakes to amend and register its corporate documents accordingly as soon as practicable after the date of this Agreement to the extent required); and (B) does not require the consent or approval of any Person or any registration or filings with, notices to, or Permit of any third party (including any Governmental Agency or other Person), which consent or approval shall not be obtained prior to the Closing.

5.4	Purchase Entirely for Own Account; No Public Market. The Issued Shares and the Warrant Shares (to the extent the Warrant shall be exercised) (collectively, the “Purchased Securities”) will be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor does not presently have any contract, undertaking, agreement or arrangement to sell, transfer or grant participation rights to any person with respect to any of the Purchased Securities. The Investor has not been formed for the specific purpose of acquiring the Purchased Securities. The Investor understands that the Purchased Securities have not been registered under the Securities Act of 1933 as amended (the “Securities Act”) and no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company’s securities.

5.5	Disclosure of Information. The Investor represents that it has had an opportunity to complete a due diligence review and had an opportunity to discuss and receive answers from the Company’s and Pluristem’s management regarding their business, operations, properties, prospects, technology, plans, management, financial affairs and the terms and conditions of the offering of the Purchased Securities, and has had an opportunity to review the relevant facilities and premises. The foregoing, however, does not limit, modify or qualify the Warranties made in Section 4 or the right of the Investor to rely on them. The Investor acknowledges that any projections provided (if any) by the Company or Pluristem are uncertain in nature, and that some or all of the assumptions underlying such projections may not materialize or may vary significantly from actual results.

5.6	Investment Experience; Accredited Investor; Non-U.S. Person. The Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating and understanding the merits and risks of the investment in the Purchased Securities and has the capacity to protect its own interests, in addition the Investor is aware of the Company’s business affairs and financial condition as presented to it by the Company and Pluristem, and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Purchased Securities (on the basis of and without derogating from the Warranties under Section 4). Moreover, the Investor acknowledges that due to the inherent risk involved in such investment, the Investor’s investment may be substantially or totally lost. The Investor is either (i) an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, or (ii) a Non U.S. Person as defined under Regulation S promulgated under the Securities Act. To the extent that the Investor is a non U.S. Person, such Investor (x) is not acquiring Purchased Securities for the account or benefit of any U.S. Person, (y) is not, at the time of execution of this Agreement, and will not be, at the time of the Closing, in the United States and (z) is not a “distributor” (as defined in Regulation S promulgated under the Securities Act).

6	Parties’ Covenants

6.1	Use of Proceeds. The Company shall use the Purchase Price solely in accordance with the Budget attached hereto as the 3rd Tab (’2 year budget’) of the spreadsheet attached hereto as Schedule 6.1 (the “Budget” and “Spreadsheet”, respectively) for the purpose of attaining the development goals set forth in the 4th Tab (’2 year budget R&D’) of the Spreadsheet (the “Development Plan”), as may be amended from time to time by the Board of Directors of the Company subject to the provisions of the Amended Articles .

6.2	Commercialization Agreement. The parties shall negotiate and conclude as soon as practicable after the Closing, but in any event within not more than 12 months therefrom, a Commercialization Agreement between the Company and the Investor or an Affiliate of the Investor to be designated by it, on the basis of the principles set out on Schedule 6.2 and otherwise on customary terms. In the event that the parties are unable, despite of their bona fide efforts, to finalize during the said period in a reasonable and customary form the terms of the Commercialization Agreement based on the principles specified under Schedule 6.2, then the parties shall within 14 days, mutually agree on a senior commercial partner in one of the top law firms in Israel, which firm and partner are not and were not (during the preceding 12-month period) engaged in the provision of any legal services to either of the parties to this Agreement or any of their respective Affiliates, who shall be appointed by the parties as an appraiser for the sole purpose of meeting with the parties and working with them in order to finalize the Commercialization Agreement in accordance with the provisions hereof within 30 days from the appointment of such appraiser. The costs and expenses of the appraiser will be borne as follows: 60% by the Company and 40% by the Investor. The parties will cooperate with the appraiser and provide all information and documents required by him for this purpose, subject to customary confidentiality undertakings.

6.3	Reservation of Shares. The Company shall adopt as soon as practicable after the Closing an Employee Stock Option Plan in customary form acceptable to the Investor (the “ESOP”), and shall reserve out of its authorized and unissued share capital Ordinary Shares for future grants of options under such plan in an aggregate amount constituting [**%] of the Company’s share capital on a Fully Diluted Basis, as shown in the post-closing capitalization table in Schedule 4.4 (“ESOP Reservation”).

6.4	Signatory Rights. As of the Closing, the Company’s signatory rights shall be as set out on Schedule 6.4.

6.5	Directors and Officers Insurance. As soon as practicable after the Closing, the Company shall purchase a directors and officers liability insurance policy in an amount of at least [$**] (or a lower amount if reasonably acceptable to the Investor) and upon other terms acceptable to the Investor.

6.6	Filing with the Israeli Registrar of Companies. As soon as practicable after the Closing, and in any event not later than 14 days therefrom, the Company shall file the notices set forth in Section 2.4.2.4 with the Israeli Registrar of Companies.

6.7	Intellectual Property. At any time after the Closing, without limitation, no Intellectual Property which constitutes Licensor Background Technology (as such term is defined in the License Agreement) will be owned by any Person other than Pluristem, except for (i) transfers to any Affiliate of Pluristem, (ii) any transfer and assignment of the Licensor Background Technology as part of a merger or sale of all or substantially all of the assets of Pluristem, or (iii) transfer of a specific unit or line of business of Pluristem or any of its Affiliate (so long as such specific unit or line of business do not comprise only Pluristem’s rights and obligations as a licensor under the License Agreement) (each of the foregoing (ii) and (iii), a “Sale Transfer”); provided that such transfers do not jeopardize the Company’s rights under any applicable Ancillary Document, and that the transferee undertakes in writing in favor of the Company to be bound by the liabilities and obligations transferred to it by Pluristem under the applicable Ancillary Document; and provided, further, that in the event of such transfer to Affiliates, Pluristem shall remain liable to the Company for the compliance by such Affiliates with their liabilities and obligations under such assignment and transfer. The obligations in this Section 6.7 shall apply also to Licensor Improvements, as they will be at any time, but only during the Improvement Period (as defined in the License Agreement).

6.8	Registration of Exclusivity. As soon as practicable after the Closing, and in any event not later than [**] day therefrom, Pluristem shall apply to the USPTO and to any other national patent office applicable to the Licensed IP, to register the exclusive license granted to the Company by Pluristem under the License Agreement. As soon as practicable after the effective date of the Commercialization Agreement, and in any event not later than [**] days therefrom, the Investor (or its Affiliate which is a party to the Commercialization Agreement if other than the Investor) may at its discretion apply to the USPTO and to any national patent office applicable to the Licensed IP and/or to any other Intellectual Property to be licensed by the Company to the Investor or its Affiliate under the Commercialization Agreement, to register the exclusive license granted to the Investor or its Affiliate by the Company thereunder. Pluristem and the Company shall reasonably assist the Investor or its Affiliate in such applications, if the Investor or its Affiliate chooses to file them, including by providing relevant documents required which are in Pluristem’s or the Company’s possession or control.

6.9	Additional Ventures.

6.9.1	If Pluristem, Parent, or any other direct or indirect subsidiary of Parent will decide at any time during the seven (7)-year period following the Closing, to utilize their Intellectual Property (as it may be at any time) in the fields of (i) cultured milk, and/or (ii) cultured fish and seafood, then, if the Investor will elect to participate (directly or through any of its Affiliates which is Controlled by Tnuva Parent as may be designated by it) in any such new venture in accordance with the provisions below, Pluristem or such relevant Affiliate will spin off such activity in these fields or otherwise operate in it through separate entities (whether or not in cooperation with third parties), and the Investor (or its designated Affiliate as described above) shall be entitled, at its discretion, to be a co-founder in such entities and invest in them pursuant to the terms of Schedule 6.9, and to such other commercial rights which shall be similar, mutatis mutandis, to the rights of Pluristem and the Investor agreed in this Agreement and the Ancillary Documents in connection with the Company. Notwithstanding the foregoing, in the event that Pluristem consummates a Sale Transfer, it shall require the acquirer in such Sale Transfer to assume Pluristem’s undertakings under this Section 6.9.1 for the remaining period of the said 7-year period with respect to any utilization of the applicable Intellectual Property as it may be on the time of the said applicable Sale Transfer (as shall be notified by Pluristem to the Investor), and without applying any additional obligations on such acquirer.

6.9.2	The Investor shall provide to Pluristem its written notice of whether or not it wishes to participate (or have its designated Affiliate as described above participate) in such venture not later than [**] days from the time it received a reasonably detailed notice from Pluristem concerning such venture, provided that Pluristem and its relevant Affiliates deliver to the Investor in a timely manner such information and documents in their possession or control reasonably requested by it in connection with making its decision. If the Investor elects to participate in such venture, Pluristem and the Investor (or its designated Affiliate as described above) shall negotiate and conclude the detailed agreements for such participation within not more than [**] days from the Investor’s notice of acceptance, provided that Pluristem and its Affiliates deliver to the Investor any relevant information and documents reasonably requested by the Investor in connection with the negotiation of such agreements within [**] days from the Investor’s written request if such information is in their possession or control at such time, or if it is not in their possession or control (and without extending the said [**]-day period) they shall use reasonable commercial efforts to produce and deliver to the Investor any such other information as promptly as reasonable possible.

6.10	No Negotiations with Third Parties. From the date hereof until the earlier of the Closing or the date on which this Agreement is terminated in accordance with Section 8:

6.10.1	the Company, Pluristem and their Affiliates will not, directly or indirectly: (i) hold or participate in discussions or enter into any transaction for the sale, transfer, licensing or other disposition of or giving rights in the Licensed IP, other than in the ordinary course of business and in a manner which does not prevent the transactions contemplated under this Agreement or the Ancillary Documents, or to the Company’s shares or other assets, or for the financing of the Company, or any other discussions or transactions the result of which will be to frustrate the transactions hereunder and thereunder, or (ii) disclose any information not customarily disclosed to any Person concerning any of the foregoing (except in order to facilitate the transactions contemplated hereunder and thereunder); and

6.10.2	the Investor, Tnuva Parent and its Affiliates (provided that for the purpose of this Section 6.10.2, the definition of “Control” shall mean more than [**]% of the voting rights or the right to appoint directors) will not, directly or indirectly, hold or participate in discussions or enter into any transaction in the Field of License (as such term is defined in the License Agreement) which may be competitive to, or the result of which, will be to frustrate, the transactions under this Agreement or the Ancillary Documents. For the avoidance of doubt, any discussions and/or transactions held or entered into by [**], shall not be prohibited by this Section 6.10.2.

6.11	Conduct Pending Closing. From the date hereof and until the Closing, (i) the Company shall promptly notify the Investor of any event or occurrence or emergency not in the ordinary course of business, and (ii) both the Company and Pluristem shall promptly notify the Investor of any event which could reasonably be expected to have a Material Adverse Effect on any of them or their Affiliates, or which constitutes a material breach of the Representations and Warranties set forth in Section 4.

6.12	Communication with IIA. From the date hereof until the Closing, all communication between Pluristem, the Company or any of their Affiliates and the IIA which relates to or has an effect on the IIA Approval shall be made in coordination with and in full transparency to the Investor, including prompt delivery to the Investor of any written communication and documents. Following the Closing, and as long as the Investor holds at least [**]% of the Company’s issued and ousting share capital, each of Pluristem and the Company, with respect to itself, shall notify the Investor of any of its material communications with the IIA concerning the IIA Approval and/or which may otherwise have a material effect on the Company’s rights to the Licensed IP and/or the Field of License and/or on any other Intellectual Property that may be developed or owned by the Company at any time.

6.13	Confidentiality. Each of the parties shall, and shall procure that its Affiliates shall, keep this Agreement and related correspondence and any confidential information disclosed by the other parties in strict confidence, and shall not disclose them to any third party nor use them for any purpose except as required by Law or in accordance with the provisions of any stock exchange regulations applicable to any of the parties or their respective Affiliates, or to Governmental Agencies in connection with their required approvals for the transactions contemplated hereunder, or as otherwise shall be permitted or required pursuant to this Agreement or the Ancillary Documents; provided, however, that the parties may disclose such information to their potential investors (within the scope of a due diligence process, subject to customary confidentiality obligations), or to their advisers who are bound by confidentiality obligations, or to their officers, directors and shareholders. No release shall be made by any party to the news media or the general public relating to this Agreement or the Ancillary Documents or the subject matter hereof or thereof without prior written consent of the other parties.

6.14	Royalties to Investor. The Company shall pay royalties to the Investor or its designated Affiliate pursuant to, and under the circumstances set forth in, the last item of Schedule 7.1.1 of the License Agreement (if and to the extent applicable).

6.15	Efforts; Further Assurances. Each party shall use its best efforts, after the date of this Agreement and as may be required after the Closing, to fulfill the respective conditions to Closing of that party and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Law to consummate the transactions contemplated by this Agreement and the Ancillary Documents. Each party agrees to execute and deliver or to cause to be executed and delivered such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement and give effect expeditiously to the transactions contemplated by this Agreement and the Ancillary Documents.

7	Indemnification

7.1	Survival of Representations and Warranties. The representations and warranties of the Company and Pluristem made pursuant to this Agreement shall survive the execution and delivery of this Agreement until the second anniversary of the Closing, except that the representations (A) in Sections 4.1 (Organization and Existence; Articles), 4.2 (Corporate Authorization; Enforceability), 4.3 (No Violation; Consents and Approvals), 4.4 (Capitalization) and 4.5 (Valid Issuance of Shares; Ownership of Shares) shall survive for a [**] year period as of the Closing; and (B) in Section 4.9 (Intellectual Property) shall survive for a [**] year period as of the Closing, (as applicable, as the “Claims Period”).

7.2	Indemnification Obligation.

7.2.1	The Company and Pluristem, jointly and severally (subject however to Section 7.5), shall protect, defend, indemnify and hold harmless the Investor and Investor’s Affiliates, and their respective officers, directors, employees, representatives and agents (each of the foregoing Persons is hereinafter referred to individually as an “Investor Indemnified Person” and collectively as “Investor Indemnified Persons”), from and against any and all losses, costs, damages, penalties, fines, interest, liabilities, fees and expenses (including, without limitation, reasonable out-of-pocket attorneys’ fees and expenses, costs of investigation, court costs and costs of defense) (collectively, “Losses”), that any Investor Indemnified Person incurs as a result of a breach of any representations, warranties, covenants or undertakings given or made by the Company or Pluristem in this Agreement.

7.2.2	The foregoing indemnification shall be subject to the following: (A) in no event shall the Investor Indemnified Persons be entitled hereunder to any amount of damages or reimbursement in connection with a breach of representations and warranties that exceeds in the aggregate the total of [**]; and (B) no claims for a breach of warranties or representations made under this Section 7.1 shall be brought against the Company or Pluristem unless such Losses (excluding the costs of preparation and filing such claim) exceed in the aggregate [US$**] at which time the Investor Indemnified Persons shall be indemnified for the entire amount of such Losses (from the first dollar) suffered by them. None of the above limitations shall apply in case of fraud or intentional misconduct by or on behalf of the Company or Pluristem.

7.2.3	The indemnification provided under this Section 7.12 shall be the exclusive legal remedy for monetary Losses of Investor hereunder resulting from any breach of representations, other than in the case of fraud or intentional misrepresentation.

7.3	Indemnifying Party. Subject to Section 7.5, it is clarified and agreed that an Investor Indemnified Person may elect to pursue indemnification from the Company, Pluristem or any or both of them, jointly and severally in each case, at the discretion of such Investor Indemnified Person, provided however, than in no case will an Investor Indemnified Person shall entitled to be indemnified more than once for the same Losses.

7.4	Indemnification Procedure. Any Investor Indemnified Person wishing to assert a claim for indemnification hereunder shall notify, through the Investor, the Company and Pluristem of such claim (a “Claims Notice”), describing in reasonable details the basis of the asserted claim. If such Claims Notice results from a third party claim, such Investor Indemnified Person shall promptly as practicable upon becoming aware of the commencement of proceedings by such third party provide the Claims Notice, through the Investor, to the Company and Pluristem and each of the Company and Pluristem may assume the defense thereof (at its expense) and the Investor Indemnified Person shall reasonably cooperate with the Company and/or Pluristem in connection therewith; provided that the Investor Indemnified Person (together with all other Investor Indemnified Persons as applicable that may be represented without conflict by one counsel) may retain its own counsel if such Person is a party to such claim. In any event, in the event that an Investor Indemnified Person is a party under a third party claim, neither the Company and Pluristem nor the Investor Indemnified Persons shall be entitled to settle any such proceeding without the prior consent of the other parties not to be unreasonably withheld of delayed (i.e. the Investor on behalf of all applicable Investor Indemnified Persons, or the Company and Pluristem, as applicable). This Section 7.4 shall be subject to the following Section 7.5.

7.5	Limitations on Claims against Pluristem.

7.5.1	Notwithstanding anything to the contrary in this Section 7, an Investor Indemnified Person may only make an indemnity claim against Pluristem under this Section 7 for a breach of any representations and warranties made by, or in relation to, the Company, if it had first made a claim against the Company which was ruled in its favor, and such Investor Indemnified Person was not successful in collecting the damages or losses ruled to be due to it from the Company. It is clarified that the preceding sentence shall not apply to a breach of representations and warranties regarding Pluristem itself and its Affiliates (other than the Company), and it is agreed, notwithstanding anything to the contrary therein, that the preceding sentence shall not apply to a breach of the representations and warranties under Section 4.9 (Intellectual Property) and Section 4.10 (Grants and Benefits) - all of the foregoing which shall entitle the Investor Indemnified Persons to make an indemnity claim against Pluristem without making a claim first against the Company.

7.5.2	Further notwithstanding anything to the contrary in this Section 7 and notwithstanding anything to the contrary in the License Agreement (which the parties hereby expressly agree shall be subordinated to this Agreement in respect of indemnity claims made by the Company against Pluristem as provided in the last sentence of this clause), in no event shall Pluristem be required to indemnify the Investor Indemnified Persons under this Section 7 and the Company under the indemnification provisions of the License Agreement (as the Licensee thereunder) for the same Losses which are based on the same cause of action, and, subject to the foregoing, the Investor Indemnified Persons shall be entitled to collect such Losses first and in priority to the Company.

8	Termination

8.1	Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

8.1.1	by mutual written agreement of the Investor and Pluristem; or

8.1.2	by the Investor or the Company or Pluristem if the Closing does not occur within 90 days from the date of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1.2 shall not be available to a party if such party’s failure (and for this purpose the Company and Pluristem shall be deemed one party) to take any action required to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur by such date. Notwithstanding the foregoing, it is agreed that insofar that the delay in Closing is due to a delay by a Governmental Agency to provide any of the approvals listed in Section 3, the Parties agree to extend the above- mentioned 90 day period for an additional 60-day period.

8.2	Consequences of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereof; provided, however, that notwithstanding any termination of this Agreement, any party hereto shall remain liable thereafter for any breach of this Agreement that occurred prior to such termination.

9	Miscellaneous

9.1	Entire Agreement. This Agreement including the Schedules thereto constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and thereof, and all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof is expressly canceled, including without limitation that certain Term Sheet dated [**]. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. It is clarified that in case of any in contradiction between the terms of the Ancillary Documents and the terms herein, the terms of this this Agreement shall prevail.

9.2	Amendments; No Waivers. Any provisions of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the all parties hereto. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

9.3	Expenses. Each party shall bear its own respective costs and expenses related to this Agreement and the performance of its obligations hereunder, whether or not the transactions contemplated hereby shall be consummated.

9.4	Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement or any part of it may not be assigned by any party without the prior written consent of the other parties, except that the Investor shall be allowed to freely assign this Agreement to any of its Affiliates, subject to a written notice to the Company and to Pluristem.

9.5	Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Israel. The parties agree that the courts of the District of Tel Aviv shall have exclusive jurisdiction to hear and determine any suit action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement, and for such purposes they hereby irrevocably submit to the jurisdiction of such courts.

9.6	Notices. Any notice required or permitted hereunder shall be in writing and shall be delivered by same-day courier or by confirmed email to the applicable party hereto at the respective addresses set forth below (as may be changed by each of the parties from time to time). Any notice shall operate and be deemed to have been served on the second business day in Israel after the date of delivery to the courier, or the transmission by email (or, if such transmission is not on a business day in Israel, then on the next following business day).

(a)	If to the Company:

 Plurinuva Ltd.

 Attn. Yaky Yanay

 Email: [**]

 Attn. Chen Franco-Yehuda

 Email: [**]

 Attn. Moran Zemel

 Email: [*]

with a copy to (which shall not constitute legal notice):

 Shibolet & Co.
 4 Berkowitz St.,
 Tel-Aviv 6423806, Israel
 Attn.: Einat Weidberg, adv.
 Email: [**]

(b)	If to Pluristem:

 Pluristem Ltd.

 Attn. Yaky Yanay

 Email: [**]

 Attn. Chen Franco-Yehuda

 Email: [**]

 Attn. Moran Zemel

 Email: [**]

 with a copy to (which shall not constitute legal notice):

 Shibolet & Co.
 4 Berkowitz St.,
 Tel-Aviv 6423806, Israel
 Attn.: Einat Weidberg, adv.
 Email: [**]

(c)	If to the Investor:

Tnuva Food-Tech Incubator (2019), Limited Partnership
Attn.:
Eyal Malis – email: [**]

Jacob Heen – email: [**]

Shay Cohen – email: [**]

Tamar Melamed Baruchin – email: [**]

with a copy to (which shall not constitute legal notice):

 Amit, Pollak, Matalon & Co.
 APM House, 18 Raoul Wallenberg St.,
 Ramat Hachayal, Tel-Aviv 6971915, Israel
 Attn.: Ariel Frank, Adv.
 Email: [**]

9.7	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

9.8	Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have set their hands, and duly authorized this Agreement by their authorized officers as of the day and year first above written.

/s/ Eyal Malis	/s/ Yaky Yanay	/s/ Yaky Yanay
INVESTOR	PLURISTEM	COMPANY

Name: Jacob Heen	Name: Yaky Yanay	Name: Yaky Yanay
Title: CFO	Title: CEO	Title: CEO

Name: Eyal Malis	Name: Chen Franco-Yehuda	Name: Chen Franco-Yehuda
Title: CEO	Title: CFO	Title: CFO

[Signature Page to Share Purchase Agreement]